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                                                                    EXHIBIT 10.7


                       CONSULTING AGREEMENT BY AND BETWEEN
                 IVIVI TECHNOLOGIES, INC. AND DR. BERISH STRAUCH


CONSULTING AGREEMENT dated as of January 1, 2004 between Ivivi Technologies, Inc. (the "Company"), and Dr. Berish Strauch (the "Consultant").

WHEREAS, Berish Strauch, MD ("Strauch") is an expert in the field of plastic and reconstructive surgery; and

WHEREAS, The Company is desirous of engaging the Consultant in order to achieve certain objectives in the field of pulsed magnetic frequencies (the "Field"), upon the terms and conditions specified below.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. CONTRACT FOR SERVICES. Effective as of the date of this Agreement, the Company hereby contracts for services with the Consultant, and the Consultant hereby accepts the contract for services by the Company, upon the terms and subject to the conditions hereinafter set forth.

SECTION 2. TERM AND TERMINATION

         (a) TERM. The term of this Agreement shall be for the period commencing as of the date of this Agreement and ending on December 31, 2009 (the "Initial Term.), and upon the expiration of the Initial Term, the term shall automatically be extended for successive one year periods (each a "Term") unless this Agreement is otherwise terminated as provided herein.

         (b) TERMINATION. The Company or the Consultant may terminate this Agreement by providing written notice of such termination to the other party at least thirty (30) days prior to the end of the Initial Term or any successive Term, unless this Agreement is otherwise terminated under Sections 6, 7, 8, or 9.

SECTION 3. SERVICES.

         (a) DESCRIPTION OF SERVICES. The Consultant shall provide the following services (the "Consultant Services"):

                  1. Serve as Medical Director and Chairman of the Medical Advisory Board of the Company, or in such other position as the Company and the Consultant shall agree in writing, and organize telephonic, electronic and person to person meetings with the Company's Medical Advisory Board, provided that such person to person meetings shall be limited to no more than four (4) in any 12 month period.

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                  2. Review technological developments in, arising from or
related to the Field and report to the Company on such developments on a periodic basis.

                  3. Act as principal investigator and provide recommendations to the Company for future clinical and research applications in the Field.

                  4. Provide instruction and assistance to the Company for all technical and medical aspects of submissions to the United States Food and Drug Administration (the "FDA") and compliance with FDA regulations in the Field.

                  5. Provide instruction and assistance to the Company for all technical and medical aspects of marketing Company technology in the Field.

                  6. Represent the Company at strategic meetings or conferences as Medical Director, provided however that the Consultant will not be required to attend more than six (6) strategic meetings in a twelve (12) month period.

                  7. Attend Board of Director meetings if requested by either the Chairman of the Board or the President of the Company, provided two weeks notice is given either in writing or verbally.

                  8. Respond to questions and inquiries made by the Company or other professionals employed or retained by the Company regarding the Field or Company products related to the Field, either orally or in writing as such questions may be requested from time to time.

                  9. Provide reasonable endorsement of Company products related to the Field.

                  10. Advise on new Company product development in the Field.

                  11. Evaluate products in the Field for efficacy and design.

                  12. Serve on the Board of Directors of the Company if selected or elected, but only if: (a) the Company has obtained Directors and Officers ("D&O") liability insurance and has named the Consultant as a named insured on such insurance policy, and (b) the Company agrees to pay the Consultant an honorarium for his service on the Board of Directors equal to the largest honorarium paid to any other Director serving on the Board of Directors.

         (b) TIME COMMITMENT. The Consultant will provide the Consultant Services for a maximum of fifty (50) hours per month during the Initial Term and each successive Term thereafter. The Consultant will provide the Company with periodic reports as to the Consultant Services and, if requested, will provide the amount of time expended and the areas of Consultant's services that consumed the time.

         (c) TIME AND SCHEDULE CONFLICTS. The Company recognizes and acknowledges that the Consultant has been and is currently engaged as the Chairman of the Department of Plastic Surgery of the Montefiore Medical Center, and that the Consultant's relationship with the Montefiore Medical Center is essential to the Consultant's professional success and to the Consultant's contributions to the Company under this Agreement. The Company and the Consultant shall cooperate to attempt to avoid scheduling activities and imposing duties upon the Consultant under this Agreement that will impose upon the Consultant's responsibilities to the Montefiore Medical Center.

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         (d) COMPLIANCE WITH LAWS. The Consultant shall not be required to perform any services which would, or would be likely to, result in a non-compliance with or violation of any applicable law, regulation, regulatory bulletin, and/or any other regulatory requirement.

         (e) NO VIOLATION. The Consultant represents and warrants that this Agreement and the provision of the Consultant Services thereunder do not violate any agreement, order, policy, promise, or commitment that applies to the Consultant.

SECTION 4. CONSULTANT AS INDEPENDENT CONTRACTOR.

The Consultant is an independent contractor with full power and authority to enter into this Agreement and to select the means, manner and method of performing the Consulting Services. The Consultant is not an employee or agent of the Company and has no right to bind the Company or to transact any business or make any representations or promises in the Company's name or in its behalf The Consultant's employees, if any, shall at all times be under Consultant's direction and control. Compliance by the Consultant or its employees with the Company's stated objectives or practices shall not affect the Consultant's status as an independent contractor and shall not relieve the Consultant of the obligations assumed by him under this Agreement. Notwithstanding the foregoing,
(i) the Company shall have the right to direct the priority of the Consulting Services as the Company, in its sole discretion, determines, and (ii) the Consultant will principally perform the Consulting Services in Bronx, NY and at such other locations throughout the world as the Consultant deems reasonably appropriate under the circumstances, with the consent of the Company, in its sole discretion.

SECTION 5. COMPENSATION; REIMBURSEMENT.

         (a) For the consideration of this agreement, the Company has issued 80,000 shares of the company's Founders Stock to the Consultant. Said shares shall vest over a five (5) year period with 20% of such shares having vested immediately upon issue and 20% of the shares shall vest each January 1st of each year thereafter commencing January 1, 2005 until 100% of said 80,000 shares is reached (hereinafter referred to as the vesting schedule).

         (b) The Company represents and warrants that, as of the date of this Agreement, the terms and conditions relating to the Company's Founder shares granted to Consultant under this Agreement are at least as favorable as the terms and conditions of any grant of stock made to any Company employee or independent contractor of grade and status comparable to the Consultant. If after the date of this Agreement, the Company grants Founder shares of stock under more favorable terms and conditions to any Company employee or independent contractor of grade or status comparable to Consultant, the Company will make the same grant of stock to Consultant, and/or will modify the terms and conditions of the grant of stock to Consultant to the same as those contained in the grant to the other Company employee or independent contractor.

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                  It is expressly understood that this provision only relates to the terms and the conditions of any stock grant and not to the number of shares being granted, which maybe differ, either more or less, from those issued to any Company employee or independent contractors of grade or status comparable to the Consultant.

         (c) The Company shall promptly reimburse Consultant, in accordance with the published guidelines of the Company, provided prior approval of the Company is obtained, for all reasonable and necessary traveling expenses, disbursements and other reasonable and necessary incidental expenses incurred by him for or on behalf of the Company in the performance of his duties hereunder upon presentation by Consultant to the Company of appropriate receipts and documentation.

                  The Company shall also pay the Consultant a Per Diem Fee for his time spent performing the Consultant Services where such performance requires the Consultant to travel outside of Bronx, NY, or to be absent from the Montefiore Medical Center, provided, however, that no Per Diem shall be paid for time spent with regard to section 3.a)12. herein, or time spent at Consultant's residence or locations selected at Consultant's convenience. No Per Diem Fee shall be required to be paid to the Consultant for time spent attending meetings by telephone when the Consultant is not required to be absent from the Montefiore Medical Center. The Per Diem Fee shall be payable at the rate of $300 per hour, with a maximum of eight (8) hours per day. The Company agrees to pay all Per Diem Fees within thirty (30) days of submission by the Consultant of a request for payment.

         (d) Consultant shall be paid a Bonus and a Royalty according to terms and limits as set forth herein.

                  1. The Bonus will be payable annually, within three months following the Company's financial year end, which currently ends each March 31, and will be calculated and paid as follows for each year until the term has expired or until earlier termination as provided herein.

                  The Bonus payment shall be one-half of one percent (0.5%) of all Company annual revenues in excess of $20 million and up to $80 million. For revenues in excess of $80 million and up to $120 million in any given financial year, the Consultant's Bonus will be calculated and paid at a rate of one-quarter of one percent (.25%) on that portion of annual revenues. For annual revenues in excess of $120 million, the Consultant will be paid a Bonus calculated and paid at a rate of one-tenth of one percent (.1%). In each financial year the Consultant's Bonus will be capped at a maximum payment of $500,000.00.

                  2. The Consultant will be paid a Royalty equal to one-half of one percent (0.5%) of the revenues received by the Company for practicing and/or commercializing any New Inventions developed by the Consultant under this Agreement. A "New Invention" is defined as any new procedure, process, method, device or application developed by the Consultant under this Agreement and for which either: (i) an application for an United States Patent describing such process, method, device, or application has been filed and has not been abandoned, (ii) the FDA provides a new and/or different label for use by the Company, or (iii) an off-label use has been commercialized by the Company. Such New Invention would include, but would not be limited to, any new FDA label for work currently under way in angiogenesis. The Royalty will be paid by the Company to the Consultant annually with payments made within three months following the end of the financial year end.

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                  3. Bonuses and Royalties shall be subject to adjustment based upon returns, allowances, or setoffs. A Royalty associated with any particular New Invention shall be paid for up to the maximum period of time provided by the following: (i) if the New Invention is the subject of an application for United States Patent, the Royalty shall be paid for the period of time that the application remains pending, and during the term of any United States Patent that issues from such application; or (ii) if the New Invention is the subject of a new and/or different FDA label or an off-label use that has been commercialized by the Company, the Royalty shall be paid for a period of seventeen (17) years commencing at the time of the FDA label grant or the commercialization, as applicable. In no case will any Royalty be paid when such Royalty has been terminated earlier as provided herein. No Royalties shall be paid if Consultant engages directly or indirectly in any competitive business as defined in Section 11, which limitation shall continue following the end of the Initial Term and any successive Term and beyond two (2) years. Bonuses shall be calculated and paid during the Initial Term and any successive Terms of this Agreement or until terminated earlier as provided herein.

                  4. For each of the two fiscal years April 1, 2005 to March 31, 2006, and April 1, 2006 to March 31, 2007, and only for those two fiscal years, the Consultant's combined Bonus and Royalty payment shall not exceed 10% of the Company's pre-tax profit, after deduction of such Bonus and Royalty payment. This limitation shall apply only to the Consultant's Bonus and Royalty payments for the two fiscal years April 1, 2005 to March 31, 2006, and April 1, 2006 to March 31, 2007, and shall not apply to any of the Consultant's Bonus and Royalty payments paid in subsequent years.

         (e) Consultant will not be made whole by the Company with respect to any federal, state, local or other taxes that may be imposed relating to the issuance of Founder Shares to Consultant. If after the date of this Agreement, the Company grants Founder Shares of stock with a more favorable term and condition with regard to payment or reimbursement of any taxes, to any company, employee or independent contractor of grade or status comparable to Consultant, the Company will make the same payment to Consultant, and/or will modify the terms and conditions of the grant of stock to Consultant to contain the same conditions as contained in the grant to the other Company employee or independent contractor. It is expressly understood that this provision only relates to the formula for the payment of such taxes and does not commit Company to payment of a specific nor equal dollar amount as paid to any other, which may differ, either be more or less, from that payment to any other Company employee or independent contractor of grade or status comparable to the Consultant.

         (f) At such time that a stock option plan specifically for the Company is instituted, the Consultant will participate, according to the terms and conditions thereof; in the company's stock option plan to the same degree as executive employees of like grade and status. Upon establishment of a Company stock option plan, the Consultant will participate, according to the terms and conditions thereof.

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         (g) Representations and warranties promulgated by SEC, and Lock-Up
Provision Requirements. This Agreement is subject to and contingent upon the simultaneous execution of a Lock-Up Agreement, and SEC Representations and Warranty Letter, in the forms attached hereto.

SECTION 6. INVOLUNTARY TERMINATION.

         (a) If the Consultant is incapacitated or disabled by accident, sickness or other cause so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of 90 days or longer during any six-month period (such condition being herein referred to as a "Disability"), prior to the Consultant resuming the Consulting Services, the Company may terminate this Agreement (an "Involuntary Termination"). Until the date of such Involuntary Termination, Consultant shall be entitled to receive his compensation and other benefits as set forth in this Agreement notwithstanding any such physical or mental, disability until the date of the Involuntary Termination including those shares of stock that are vested prior to the date of the Involuntary Termination, provided however that the balance of the company's Founders shares issued to the Consultant shall vest according to the vesting schedule in Section 5(a) and the Consultant shall continue to receive the royalty payments as set forth in Section 5(ed) (subject to any limitations set forth herein).

         (b) If Consultant dies during the Initial Term or any successive Term, the Consultant's engagement hereunder shall be deemed to cease as of the date of the Consultant's death, and the termination of his engagement occasioned thereby shall be deemed an Involuntary Termination, and the Consultant's heirs, executors or estate shall receive the same compensation payable as in the event of disability.

SECTION 7. TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Consultant's engagement hereunder for "Cause" (a "Termination for Cause") and upon such termination the Term shall terminate. For purposes of this Agreement, "Cause" shall be limited to:

         (a) The continued failure by Consultant to follow the lawful duties delegated to him by the President or Board of Directors (other than any failure resulting from an illness or other similar incapacity or disability), at any time that is thirty (30) days after a written notice of such failure is delivered to Consultant on behalf of the Board of Directors that specifically identifies the manner in which it is alleged that Consultant has not substantially performed such duties;

         (b) The commission by Consultant of (i) willful or gross misconduct in performing his duties on behalf of the Company, resulting or reasonably likely to result in material financial injury to the Company or (ii) misappropriation of funds, properties or assets of the Company, (iii) use of illegal drugs, (iv) Consultant's expression of any statement or commission of any action that is a libelous per se or slanderous per se statement concerning the Company (including its subsidiaries and affiliates); or any act of moral turpitude.

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         (c) Consultant's conviction of, or guilty or nolo contendere plea to, a crime constituting a felony or misdemeanor or the equivalent (except for minor traffic violations);

         (d) In any case described in this Section 7, Consultant shall be given written notice authorized by a vote of at least a majority of the members of the Board of Directors of the Company (the "Board") that the Company intends to terminate Consultant' engagement for Cause. Such written notice, given in accordance with Section 17 of this Agreement, shall specify the particular act or acts, or failure to act, which is or are the basis for the decision to so terminate Consultant' engagement for Cause. Consultant shall be given the opportunity (along with counsel) within 30 calendar days of the receipt of such notice to meet with the Board to defend such act or acts, or failure to act, and Consultant shall be given 3020 business days after such meeting to correct such act or failure to act (criminal convictions excluded). Upon failure of Consultant, within such latter 3020 day period, to correct such act or failure to act, Consultant's engagement by the Company may be terminated for Cause.

         (e) Upon Termination for Cause, the Consultant shall forfeit all Founders shares of stock that have not then vested and the Consultant shall forfeit all future Annual Bonuses pursuant to Section 5(de). All Royalties shall continue to be paid subject to the other terms and limitations as provided herein.

SECTION 8. TERMINATION BY THE COMPANY WITHOUT CAUSE; TERMINATION BY THE CONSULTANT FOR GOOD REASON.

         (a) It is expressly acknowledged that non-extension of the Initial Term or any successive Term and the Company or Consultant notifying the other that it does not wish to extend the Initial Term or any successive Term of the engagement shall constitute a Type I

Termination Without Cause. Terminations Without Cause Related to a Change in Control shall constitute Type II Terminations Without Cause. Upon a Change in Control either party may terminate the engagement hereunder at any time upon notification, in accordance with Section 17. Termination shall be deemed to be effective upon notice or at a stated time period within six (6) months of said notice as determined by the party giving notice. For purposes of this Agreement "Change in Control' is defined as:

                  i. Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner"(as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing forty-five percent (45%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                  ii. The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-five percent (55%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

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                  iii.     The consummation of the sale or disposition by the
                           Company of all or substantially all of the Company's assets.

         (b) Consultant may terminate his engagement with the Company hereunder at any time during the Initial Term or any successive Term for "Good Reason" (a "Termination for Good Reason"). It is expressly acknowledged that non-extension of the Initial Term or any successive Term or the Company notifying the Consultant of termination shall not constitute grounds for a Termination for Good Reason. For purposes of this Agreement, "Good Reason" shall mean: (1) a reduction in or continuing, uncured failure to pay compensation (ii) a material breach by the Company of any material provision of this Agreement, or (iii) the Company' (including any officer, director, employee, agent or representative thereof) expression of any statement or commission of any action that could reasonably be construed to be a false or misleading statement of fact or a libelous, slanderous or disparaging statement of or concerning Consultant that is damaging to Consultant, or (iv) the Company requiring the Consultant to perform any duties or responsibilities which would result in a non-compliance with or violation of any applicable law, regulation, regulatory bulletin, and/or any other regulatory requirement. Company shall be given 20 days notice by Consultant and an opportunity to cure during said 20 day period.

         (c) 1. Upon a Type I Termination or a "Termination for Good Reason," the Consultant shall be entitled to all shares of stock granted to the Consultant in Section 5(a), provided however, that the Company's Founders Shares issued to the Consultant shall vest according to the vesting schedule in Section 5(a).The Consultant shall also receive any Bonuses earned prior to the termination as provided in Section 5(d)(1), and shall continue to receive the Royalty as set forth in Section 5(d)(2), subject to other terms and limitations as provided herein.

         2. Upon a Type II Termination, all Founders Stock issued to the Consultant shall be deemed 100% vested effective the date of the Type II Termination, and the Consultant shall continue to receive all Royalties as set forth in Section 5(d)(2), subject to other terms and limitations as provided herein. In addition, if it is the Company (or its successor) that exercises its Type II Termination rights, the Consultant shall continue to receive all Bonuses for the then-current Initial Term or successive Term as provided in Section 5(d)(1). If it is the Consultant who exercises his Type II Termination rights, then the Consultant shall only receive the Bonus earned prior to the termination, and shall not receive any additional Bonuses that otherwise would have been earned for the remainder of the Initial Term or successive Term.

SECTION 9. VOLUNTARY TERMINATION. Any termination of the engagement of the Consultant may be made, either by the Company or the Consultant, hereunder otherwise than as a result of an Involuntary Termination, a Termination For Cause, a Termination Without Cause or a Termination for Good Reason and shall he deemed to be a "Voluntary Termination" and upon such termination the Consultant's engagement shall terminate. A Voluntary Termination shall not be, and shall not be deemed to be, a breach of this Agreement. A Voluntary Termination shall be deemed to be effective no earlier than thirty (30) days after the Company's or the Consultant's receipt of written notice delivered in accordance with the provisions of Section 17 hereof of such termination to the Company or the Consultant. If the Company is the party initiating the Voluntary Termination, then the Consultant shall continue to receive all shares of stock granted to him according to the vesting schedule provided in Section 5(a), and shall receive all Bonuses for the remainder of the then-current Initial Term or successive Term as provided in Section 5(d)(1). If the Consultant is the party initiating the Voluntary Termination, then the Consultant shall forfeit any shares of stock that have not vested as of the date of the Voluntary Termination, and the Consultant shall receive all earned Bonuses as provided in
Section 5(d)(1), but will not receive any Bonuses for the remainder of the then-current Initial Term or successive Term. The Consultant shall receive all Royalties as provided in Section 5(d)(2) regardless of which party initiated the Voluntary Termination, subject to other terms and limitations as provided herein.

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SECTION 10. EFFECT OF TERMINATION OF ENGAGEMENT.

         (a) Upon the termination of the Consultant's engagement hereunder pursuant to a Voluntary Termination, a Termination For Cause, a Termination Without Cause, or a Termination for Good Reason, neither the Consultant nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement except to receive all compensation owed to the Consultant as provided in Section 5, subject to any limitations provided in Sections 7 through 9 herein, as applicable.

         (b) The Consultant's obligations provided for in this Agreement, including but not limited to Sections 11 and 12, shall not be affected by any set-off, counterclaim, recoupment, defense or other right which the Consultant has or may have against Company.

SECTION 11. NON-COMPETITION; NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

         (a) NON-COMPETITION.

                  1. OBLIGATIONS. Consultant shall not during the Initial Term or any successive Term, and for a period of two (2) years worldwide, following the end of the Initial Term or any successive Term: (i) directly or indirectly engage in any Competitive Business (as defined below), whether such engagement shall be as an employee, employer, owner, consultant, partner or other participant in any Competitive Business, (ii) assist others in engaging in any Competitive Business in the manner described in the foregoing clause (i), (iii) induce employees of the Company its parent or subsidiaries to terminate their employment or engage in any Competitive Business or (iv) solicit customers or vendors of the Company to alter or terminate their business relationship with the Company, its parent or subsidiaries; provided, however, that Consultant may own directly or indirectly, solely as a passive investment, securities of any Competitive Business traded on any national securities exchange if Consultant is not a controlling person of, nor a member of a group which controls such person and does not, directly or indirectly, own 5% or more of any class of securities of such Competitive Business. As used herein, the term "Competitive Business" shall mean any business which would be determined to be a direct competitor in non-invasive electro therapies and as set forth in the most recent business plan but only if and only to the extent such businesses are a substantial business conducted by the Company, its parent or any of its subsidiaries at the time of any termination of the Consultant's engagement.

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                  2. REMEDY FOR BREACH. In the event that the Consultant
materially breaches the Non-Competition provisions of Section 11.a.1., the Consultant shall forfeit all non-vested Founders shares of stock, and all unpaid and future Bonuses and Royalties.

         (b) NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

                  1. DISCLOSURE AND IDENTIFICATION. The Company and the Consultant recognize that the work to be conducted under this Agreement may require the transfer of confidential or proprietary information between the parties (the "Confidential Information"). Any such Confidential Information disclosed by a party to another party or its employees, agents and contractors, shall be used only in connection with the legitimate purposes of this Agreement, shall be disclosed by the receiving party only to those who have a need to know it and are obligated to keep same in confidence, and shall be safeguarded with reasonable care; provided, however, that the disclosing party marks the Confidential Information as such at the time of disclosure (or, if disclosed verbally, such Confidential Information is reduced to writing and so marked within a reasonable period of time thereafter).

                  2. DESIGNATION. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as "Confidential" or "Proprietary'). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

                  3. OBLIGATIONS. In consideration of the disclosure of any Confidential Information to the other, it is agreed that during the term of this Agreement and thereafter for a period of five (5) years, the Receiving Party shall (i) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the performance of the work that is the subject of this Agreement; (ii) use all Confidential Information solely for the performance of the work that is the subject of this Agreement; (iii) take precautions as normally taken with the Receiving Party's own confidential and proprietary information to prevent disclosure to third parties, and (iv) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the performance of the work that is the subject of this Agreement, with all such reproductions being considered Confidential Information.

                  4. EXCEPTIONS. The obligations of the Receiving Party under this Section shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure.

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                  5. OWNERSHIP AND RETURN. The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, and at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

SECTION 12. THE COMPANY'S RIGHT TO INVENTIONS.

This Agreement is subject to and contingent upon the Company's entrance into an agreement entitled "Sponsored Research Agreement" with Montefiore Medical Center, an =executed copy of which is attached hereto as Exhibit A. The Sponsored Research Agreement includes Article 5, including Sections 5.1 through 5.5, which relates to "Intellectual Property," and which provides that the Company shall have title to all Inventions (as defined therein) and all related intellectual property rights that are made in the performance of the Sponsored Research Agreement. The Consultant has executed an acknowledgement and agreement to Article 5 of the Sponsored Research Agreement, among other provisions.

SECTION 13. MUTUAL NONDISPARAGEMENT. In consideration of the foregoing provisions of this Agreement each party agrees that it shall not, directly or indirectly, make or cause others to make any statement or take any action that could reasonably be construed to be a false or misleading statement of fact or a libelous, slanderous or disparaging statement of or concerning Consultant, the Company, its affiliates, its businesses or its employees, officers, directors, agents, consultants or stockholders.

SECTION 14. ENFORCEMENT. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws of the State of New Jersey. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete there from the portion thus adjudicated to be invalid or unenforceable. All actions to resolve any disputes as may arise shall be venued in the Superior Court of New Jersey, Bergen County.

SECTION 15.       REMEDIES; SURVIVAL.

         (a) Consultant acknowledges and understands that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law, and that the breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach by Consultant of the provisions of Section 11 or 12 hereof, the Company shall be entitled to an injunction restraining him from such breach. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for any breach of this Agreement and Company shall have the right to pursue all monetary damages as a result of any breach notwithstanding the grant of any injunction or equitable relief.

         (b) Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Agreement shall survive the expiration or other termination of the Term or this Agreement until, by their terms; such provisions are no longer operative.

         (c) It is understood and agreed that the provisions of Sections 11 and 12 of this Agreement are separate and distinct from any other agreement between the parties hereto.

SECTION 16. INSURANCE. The Company may, for its own benefit, in its sole discretion, maintain "key-man" life and disability insurance policies covering Consultant. Consultant will cooperate with the Company and provide such information as the Company may reasonably request in connection with the Company's obtaining and maintaining such policies. Consultant shall be named an additional insured on the Company's General Liability Policy. The Company does not currently maintain Directors and Officers ("D&O") liability insurance, or errors and omissions ("E&O") provided however that in the event the Company procures said coverage, the consultant shall be listed as a named insured as long as the Company maintains the insurance and further provided Consultant is acting as a Director and/or Officer of the Company. The Company shall furnish to Consultant copies of each of the applicable Certificates of Insurance.

SECTION 17. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

If to Consultant:
         Dr.  Berish Strauch
         c/o Montefiore Medical Center
         1625 Poplar Street
         Bronx, NY 10461

If to the Company:
         Andre' Di Mino,Ivivi Technologies, Inc.
         224 Pegasus Avenue
         Northvale, NJ 07647
or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All notices and other communications hereunder shall be deemed to have been given on the date of delivery.

SECTION 18. BINDING AGREEMENT. This Agreement shall inure to the benefit of and be enforceable by Consultant's personal or legal representatives, executors, administrators, successors, heirs, distributees and devisees. If the Consultant should die while any amount would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shad be paid in accordance with the terms of this Agreement to the beneficiary designated by Consultant in a writing delivered to the Company, or if there be no such designated beneficiary, to his estate.

SECTION 19. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey applicable to contracts made and to be performed wholly therein and without regard to conflicts of laws and principles

SECTION 20. WAIVER OF BREACH. The waiver by either party of a breach of any provision of thus Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

SECTION 21. ENTIRE AGREEMENT; AMENDMENTS; EXECUTION. This Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and supersedes all, prior agreements or understandings among the parties with respect thereto. This Agreement may be amended only by an agreement in writing signed by the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original document but all of which shall constitute but one agreement.

SECTION 22. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 23. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 24. ASSIGNMENT. With respect to Consultant-, this Agreement is personal in its nature and Consultant shall not assign or transfer this Agreement or any rights and obligations hereunder. Consultant's services are deemed personal and shall be non-delegable. This Agreement and its rights and obligations herein (including, without limitation, Sections 3, 11 and 12) shall inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, recapitalization, transfer of all or substantially all assets, or otherwise.

SECTION 25. LEGAL FEES AND EXPENSES. If a court of a competent jurisdiction, arbitral tribunal or similar adjudicative tribunal finally determines that the Company or the Consultant has deliberately breached any provision of this Agreement, the breacher shall reimburse the other party for all of their out of pocket costs, fees (including attorneys fees) and expenses incurred by him to enforce his or her rights under this Agreement.

SECTION 26. INDEMNIFICATION. The Company shall indemnify, defend, and hold harmless the Consultant and his respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) relating to this Agreement or concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement; provided, however, that such indemnification shall not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the negligent activities or intentional misconduct of the Indemnitees, provided that a court of competent jurisdiction has determined that such negligent activities or intentional misconduct have occurred, or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Sponsor. The provisions of this Indemnification shall survive any amendment, modification, expiration, or other termination of this Agreement.


Berish Strauch, MD



/s/ Berish Strauch
---------------------


IVIVI TECHNOLOGIES, INC.



By: /s/ Andre' DiMino
---------------------
Andre DiMino, Chairman


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